Exhibit (k)

Farm Bureau Life Insurance Company+* Western Agricultural Insurance Company+* Farm Bureau Property & Casualty Insurance Company+*

April 30, 2025

Securities and Exchange Commission

100F Street N.E.

Washington, D.C. 20549 Gentlemen,

With reference to the Registration Statement on Form N-6 filed by Farm Bureau Life Insurance Company (“Company”) and its Farm Bureau Life Variable Account with the Securities and Exchange Commission covering certain variable universal life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examinations, it is my opinion that:

(1)	The Company is duly organized and validly existing under the laws of the State of Iowa.

(2)	The variable universal life policies, when issued as contemplated by the said Form N-6 Registration Statement will constitute legal, validly issued and binding obligations of Farm Bureau Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the said Form N-6 Registration Statement and to the reference to my name under the caption “Legal Matters” in the Statement of Additional Information contained in the said Registration Statement. In giving this consent, I am not admitting that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Clint May
Clint May Vice President Assistant General Counsel

5400 University Avenue, West Des Moines, IA 50266-5997 • 515.225.5400 • FBFS.com

Securities & services offered through FBL Marketing Services, LLC,+ 877.860.2904, Member SIPC l Advisory services offered through FBL Wealth Management, LLC+ and FBL Investment Management Services, Inc.+ +Affiliates *Company providers of Farm Bureau Financial Services